AMENDED AND RESTATED
USA MUTUALS
RULE 18f-3 MULTIPLE CLASS PLAN

Adopted on: August 29, 2017

USA Mutuals (the “Trust”), on behalf of its series set forth in Exhibit A (each, a “Fund,” and collectively, the “Funds”), which may be amended from time to time, has elected to rely on Rule 18f‑3 under the Investment Company Act of 1940, as amended (the “1940 Act”), in offering multiple classes of shares of the Funds.  A majority of the Board of Trustees of the Trust, including a majority of the trustees who are not “interested persons” of the Trust (as defined in the 1940 Act), has determined in accordance with Rule 18f-3(d) that the following plan (the “Plan”) is in the best interests of each class individually and each Fund as a whole:

1.          Class Designation.  The Funds offer two or more classes of shares as set forth in Exhibit A.

2.          Class Characteristics.  Each class of shares will represent interests in the same portfolio of investments and will be identical in all respects to the other class, except as set forth below:

i.	Investor Class.
A.	Maximum Initial Sales Charge: None.
B.	Contingent Deferred Sales Charge: None.
C.	Maximum Annual Rule 12b-1 Distribution Fee: 0.25% for each Fund.
D.	Maximum Annual Shareholder Servicing Plan Fee: None.
E.	Redemption Fees: None.

ii.	Institutional Class.
A.	Maximum Initial Sales Charge: None.
B.	Contingent Deferred Sales Charge: None.
C.	Maximum Annual Rule 12b-1 Distribution Fee: None.
D.	Maximum Annual Shareholder Servicing Plan Fee: None.
E.	Redemption Fees: None.

iii.	Class A.
A.	Maximum Initial Sales Charge: 5.75%.
B.	Contingent Deferred Sales Charge: 1.00%.
C.	Maximum Annual Rule 12b-1 Distribution Fee: As described in the current prospectus for each Fund.
D.	Maximum Annual Shareholder Servicing Plan Fee: None.
E.	Redemption Fees: None.

iv.	Class C.
A.	Maximum Initial Sales Charge: None.
B.	Contingent Deferred Sales Charge: 1.00%.
C.	Maximum Annual Rule 12b-1 Distribution Fee: 1.00%.
D.	Maximum Annual Shareholder Servicing Plan Fee: None.
E.	Redemption Fees: None.

v.	Class Z*
A.	Maximum Initial Sales Charge: None.
B.	Contingent Deferred Sales Charge: None.
C.	Maximum Annual Rule 12b-1 Distribution Fee: None.
D.	Maximum Annual Shareholder Servicing Plan Fee: None.
E.	Redemption Fees: None.

* Class Z shares are only available through certain financial intermediaries that have been approved by, or have special agreements with, the Funds’ distributor. These financial intermediaries may charge commissions or other transaction fees.

3.          Expense Allocations.  The following expenses for each Fund will be allocated on a class-by-class basis, to the extent applicable and practicable: (i) fees under the distribution and shareholder servicing plan adopted pursuant to Rule 12b-1 under the 1940 Act; (ii) accounting, auditor, litigation or other legal expenses relating solely to a particular class; and (iii) expenses incurred in connection with shareholder meetings as a result of issues relating to a particular class.  Income, realized and unrealized capital gains and losses, and expenses of a Fund not allocated to a particular class will be allocated on the basis of the net asset value of each class in relation to the net asset value of the Fund.  Notwithstanding the foregoing, a service provider for the Funds may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 of the 1940 Act.

4.          Conversions.   Shareholders of the Fund may elect on a voluntary basis to convert their shares in one class of the Fund into shares of a different class of the same Fund, subject to satisfying the eligibility requirements for investment in the new share class.  Shares may only be converted into a share class with a lower expense ratio than the original share class.  Class C shares are only eligible for conversion if they are no longer subject to a CDSC.

5.          General.  Shares of each class will have equal voting rights and liquidation rights, and are voted in the aggregate and not exclusively by class except in matters where a separate vote is required by the 1940 Act, or when the matter affects only the interest of a particular class, such as each class’s respective arrangements under Rule 18f-3 of the 1940 Act.  Each class will have in all other respects the same rights and obligations as each other class.  On an ongoing basis, the Board of Trustees will monitor the Plan for any material conflicts between the interests of the classes of shares.  The Board of Trustees will take such action as is reasonably necessary to eliminate any conflict that develops.  The Funds’ investment adviser and distributor will be responsible for alerting the Board of Trustees to any material conflicts that may arise.  Any material amendment to this Plan must be approved by a majority of the Board of Trustees, including a majority of the trustees who are not interested persons of the Trust, as defined in the 1940 Act.  This Plan is qualified by, and subject to, the then current prospectus for the applicable class, which contains additional information about that class.

WITNESS the due execution hereof this 29th day of August, 2017.

USA MUTUALS

By:      /s/ Michael Loukas
Title:   President

EXHIBIT A

MULTIPLE CLASS PLAN

USA MUTUALS

Fund Name:

USA Mutuals Vice Fund
USA Mutuals Navigator Fund
USA Mutuals/WaveFront Hedged Quantamental Opportunities Fund

Share Class	Minimum Investment[1]	Maximum Initial Sales Charge	Maximum CDSC	Maximum Rule 12b‑1 Fee	Maximum Shareholder Servicing Fee	Redemption Fee

Investor Class	Regular Accounts - $2,000; Retirement Accounts - $100	None	None	0.25%	None	None
Institutional Class	Regular Accounts - $2,000; Retirement Accounts - $100	None	None	None	None	None
Class A	Regular Accounts - $2,000; Retirement Accounts - $100	5.75%	1.00%	0.25%[2]	None	None
Class C	Regular Accounts - $2,000; Retirement Accounts - $100	None	1.00%	1.00%	None	None
Class Z	Regular Accounts - $2,000; Retirement Accounts - $100	None	None	None	None	None

1          The Advisor may waive the minimum initial investment in certain circumstances; please see the Funds’ Prospectuses.
2          For the USA Mutuals Vice Fund, the Maximum Rule 12b-1 Fee is 0.50%; however, the Board of Trustees has authorized a Rule 12b-1 distribution fee of only 0.25% for Class A shares.